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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Heritage Property Investment Trust, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our report dated January 31, 2003, except for notes 11 and 16, as to which the date is March 3, 2003, with respect to the consolidated balance sheets of the Company as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2002, which report appears in the Current Report on Form 8-K of the Company dated October 7, 2003, and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Boston, Massachusetts
October 7, 2003

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Independent Auditors' Consent